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Filed Under Rule 424(b)(3)
Registration File
No. 333-59601-99 and 33-57658

PRICING SUPPLEMENT NO. 4
Dated June 13, 2003 to
Prospectus Supplement dated May 21, 2003

CONSTELLATION ENERGY GROUP, INC
Common Stock
Continuous Offering Program

        This Pricing Supplement describes our issuance of shares of stock through Citigroup Global Markets Inc., as agent.

Reporting Period:	June 9 - June 13, 2003
Total Number of Shares:	157,200
Gross Proceeds:	$5,295,978.00
Agent Commission:	$7,860.00
Other Charges:	$247.95
Net Proceeds to Company:	$5,287,870.05
Shares Registered	3,731,000
Shares Remaining to be Issued after above issuances	908,200

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CONSTELLATION ENERGY GROUP, INC Common Stock Continuous Offering Program